UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2019

Shepherd’s Finance, LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 333-203707

Delaware	36-4608739
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

13241 Bartram Park Blvd., Suite 2401, Jacksonville, Florida 32258

(Address of principal executive offices, including zip code)

(302) 752-2688

(Registrant’s telephone number, including area code)

None.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2). Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 29, 2019, the members of Shepherd’s Finance, LLC (the “Registrant”), by a majority of the votes eligible to be cast on the matter and in accordance with the Registrant’s operating agreement, increased the size of the Registrant’s Board of Managers from three Managers to four Managers. Also on March 29, 2019, the Registrant’s members, by a majority of the votes eligible to be cast on the matter and in accordance with the Registrant’s operating agreement, appointed Gregory M. Sheldon to serve as a Manager for the newly-created Manager position. Mr. Sheldon will initially serve a one-year term.

Mr. Sheldon brings almost 40 years of business experience building global corporations and integrating acquisitions across Finance, Supply Chain, Manufacturing and Corporate functions. Most recently he served as the Chief Information Officer for Mylan from October 2008 to March 2013, the CIO for Duquesne Light from August 2013 to March 2015, and, since October 2018, has been serving as the Interim CIO for MiMedx, a biopharmaceutical company developing, manufacturing and marketing regenerative biologics utilizing human placental allografts for multiple sectors of healthcare. Since July 2014, Mr. Sheldon has been an owner of two companies which invest in land acquisition, development and the construction of residential homes: White Column Investments, LLC, where he is the President and Managing Member, and Sheldon Investments, LLC. Since 2017, he has served as a non-compensated advisor to Mark Hoskins, who owns Benjamin Marcus Homes, LLC and Investor’s Mark Acquisitions, LLC, which are companies that design, develop, and build single family homes, and which are also two of our customers. Mr. Sheldon has been the owner of Greg Sheldon and Associates, LLC, a consultant and strategic advisor to clients in the life sciences and consumer products industries, since April 2015. Mr. Sheldon has held numerous other leadership positions with leading, global companies including Kraft General Foods, Georgia-Pacific, and Pfizer, and was involved in the start-up of The Georgia Lottery. He graduated from Georgia State University with a Master of Science in Management and from Georgia Institute of Technology with a Bachelor of Science in Industrial Management.

Mr. Sheldon and his wife have invested $850,000 in principal amount of the Registrant’s Fixed Rate Subordinated Notes (“Notes”), of which $650,000 was outstanding as of March 31, 2019. The average annual interest rate on such Notes is 10.25%. Interest paid or payable on such Notes totaled $51,762.78 during 2018, and principal paid or payable on such Notes totaled $850,000 during 2018.

Mr. Sheldon’s father has invested has invested $100,000 in principal amount of the Notes, of which $100,000 was outstanding as of March 31, 2019. The annual interest rate on such Notes is 11%. Interest paid or payable on such Notes totaled $3,824.98 during 2018, and principal paid or payable on such Notes totaled $0 during 2018.

Mr. Sheldon’s mother-in-law has invested $150,000 in principal amount of the Notes, of which $150,000 was outstanding as of March 31, 2019. The annual interest rate on such Notes is 11%. Interest paid or payable on such Notes totaled $10,325.36 during 2018, and principal paid or payable on such Notes totaled $0 during 2018. All of the above transactions in Notes involving Mr. Sheldon, his wife, his father, and his mother-in-law were through the Registrant’s public offering of the Notes.

Mr. Sheldon and his wife have also purchased two of the Registrant’s Series C Cumulative Preferred Units (“Preferred Units”) for an aggregate purchase price of $200,000, and received additional Preferred Units pursuant to the distribution reinvestment program for Preferred Units.

There is no arrangement or understanding between Mr. Sheldon and any other persons pursuant to which he was elected as a Manager of the Registrant.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shepherd’s Finance, LLC

Date: April 4, 2019	By:	/s/ Daniel M. Wallach
Daniel M. Wallach
Chief Executive Officer and Manager